Exhibit 99.1

NEWS RELEASE

Kimbell Royalty Partners Announces First Quarter 2021 Results

Releases Detailed Portfolio Review that Includes 10,160 Gross and 68.1 Net (100% NRI)
Upside Locations1 and an Estimated 15 Years of Drilling Inventory2

Superior Five-Year Average PDP Decline Rate of 12% Requires Only an Estimated 4.5 Net
Wells Annually to Keep Production Flat

Active Rig Count up 26% to 49 Led by the Permian and Haynesville

FORT WORTH, Texas, May 6, 2021 – Kimbell Royalty Partners, LP (NYSE: KRP) (“Kimbell” or the “Company”), a leading owner of oil and natural gas mineral and royalty interests in more than 97,000 gross wells across 28 states, today announced financial and operating results for the quarter ended March 31, 2021.

First Quarter 2021 Highlights

•	Q1 2021 daily production of 13,721 barrels of oil equivalent (“Boe”) per day (6:1)

•	Q1 2021 production was composed of approximately 61% from natural gas and approximately 39% from liquids (26% from oil and 13% from natural gas liquids (“NGL”)) (6:1)

•	Q1 2021 oil, natural gas and NGL revenues of $36.4 million, an increase of 40% from Q4 2020, reflecting improved realized commodity prices

•	Q1 2021 net income of approximately $537,000 and net loss attributable to common units of approximately $704,000; compared to a Q4 2020 net loss of $93.8 million and net loss attributable to common units of $62.2 million

•	Q1 2021 consolidated Adjusted EBITDA of $26.0 million, an increase of 46% from Q4 2020

•	Announced the results of a detailed portfolio review of Kimbell’s 13 million gross acres:

•	Total 10,160 gross and 68.1 net, 100% net revenue interest or NRI, of undrilled locations (includes only major properties and excludes minor properties, which Kimbell estimates could add up to an additional 20% to Kimbell’s net inventory in the aggregate)1 ;

•	Represents an estimated 15 years of drilling inventory2

•	As of March 31, 2021, Kimbell’s major properties had 761 gross (2.20 net) drilled but uncompleted wells (“DUCs”) and 669 gross (2.54 net) permitted locations on its acreage

1 These figures include Kimbell’s major properties and do not include locations from Kimbell’s minor properties, which generally include properties with less than a 0.1% net revenue interest and are time consuming to quantify, but in the estimation of Kimbell’s management could add up to an additional 20% to Kimbell’s net inventory in the aggregate.

2 Based on the pace of major well completions in 2019, which management believes is a more normalized rate for this calculation compared to 2020, which was impacted by the slowdown resulting from the COVID-19 pandemic.

Kimbell Royalty Partners, LP – News Release

•	As of March 31, 2021, Kimbell had 49 rigs actively drilling on its acreage, an increase of 26% from Q4 2020, which represented 11.8%[3] market share of all rigs drilling in the continental United States as of such time

•	Announced a Q1 2021 cash distribution of $0.27 per common unit, an increase of 42% from Q4 2020, reflecting a payout ratio of 75% of cash available for distribution; implies a 9.4% annualized yield based on the May 5, 2021 closing price of $11.51 per common unit; Kimbell intends to utilize the remaining 25% of its cash available for distribution to repay a portion of the outstanding borrowings under Kimbell’s revolving credit facility

•	Kimbell affirms its financial and operational guidance ranges for 2021 previously disclosed in its Q4 2020 earnings release

Robert Ravnaas, Chairman and Chief Executive Officer of Kimbell’s general partner, commented, “Improved pricing in Q1 21 as compared to Q4 20 was the primary theme of the quarter, with realized oil prices up 37%, realized natural gas prices up 62% and realized NGL prices up 63%. Operators generally appear to be maintaining discipline with their capital expenditure programs with a greater focus on free cash flow generation and distributions to their shareholders.

“During the quarter, production curtailments due to the February 2021 freeze across a large part of the U.S. resulted in approximately 1.2 days of lost production, or 188 Boe/d. With these curtailments behind us and increased activity on our acreage as evidenced by the 26% increase in the rig count on our acreage as compared to year-end 2020, we are optimistic that Kimbell will experience improved production levels on its acreage as we progress through 2021.”

Ravnaas continued, “I am also very pleased to announce the results of our deep dive review into our extensive portfolio and report that as of March 31, 2021, Kimbell had 10,160 gross and 68.1 net (100% NRI) total upside locations. This represents an estimated 15 years of future drilling inventory based on the pace of well completions during 2019. We are using 2019 activity levels for this estimate because we believe 2019 exhibited a more normalized rate compared to 2020, which was impacted by the slowdown resulting from the COVID-19 pandemic. Approximately 80% of the total estimated undrilled net inventory is located in the Permian, Eagle Ford and Haynesville, which have some of the best economic returns and lowest break-even costs in the U.S. In addition, we estimate that Kimbell’s superior five-year average PDP decline rate of only 12% requires only 4.5 net wells each year to keep production flat. I am proud of the skilled and dedicated effort, and the 19 months of hard work, spent by our engineering, land and geological teams to carefully analyze our 13 million gross acres across the U.S. This analysis was reviewed by a leading third party independent international engineering firm, Ryder Scott. These locations also only include Kimbell’s major properties and do not include Kimbell’s minor properties, which generally have less than a 0.1% net revenue interest and are time consuming to quantify, but in our estimation could add up to an additional 20% to Kimbell’s net inventory in the aggregate. We are thrilled with these results and have provided a separate stand-alone presentation on our website that provides further details and transparency (https://kimbellrp.investorroom.com/events-and-presentations).

3 Based on Kimbell rig count of 49 and Baker Hughes U.S. land rig count of 416 as of April 1, 2021.

Kimbell Royalty Partners, LP – News Release

“We are very optimistic about the future of our industry given rapidly improving fundamentals across the U.S. energy sector. We are also excited about the opportunities to further expand our acreage footprint and deliver compelling value to our unitholders for years to come.”

First Quarter 2021 Distribution and Debt Repayment

On April 23, 2021, the Board of Directors of Kimbell Royalty GP, LLC, Kimbell’s general partner (the “Board of Directors”), approved a cash distribution payment to common unitholders of 75% of cash available for distribution for the first quarter of 2021, or $0.27 per common unit. The distribution will be payable on May 10, 2021 to common unitholders of record at the close of business on May 3, 2021. Kimbell plans to utilize the remaining 25% of cash available for distribution for the first quarter of 2021 to pay down a portion of the outstanding borrowings under its secured revolving credit facility. Since May 2020 (excluding the expected upcoming pay down from the remaining 25% of Q1 2021 projected cash available for distribution), Kimbell has paid down approximately $25.0 million of outstanding borrowings under its secured revolving credit facility by allocating a portion of its cash available for distribution for debt pay down.

Kimbell expects that substantially all of its first quarter 2021 distribution will not constitute taxable dividend income and instead will generally result in a non-taxable reduction to the tax basis of unitholders’ common units. The reduced tax basis will increase unitholders’ capital gain (or decrease unitholders’ capital loss) when unitholders sell their common units. Furthermore, Kimbell expects that substantially all distributions paid to common unitholders from 2021 through 2023 will not be taxable dividend income and less than 25% of distributions paid to common unitholders for the subsequent two years (2024 to 2025) will be taxable dividend income.

Financial Highlights

Kimbell’s first quarter 2021 average realized price per Bbl of oil was $54.52, per Mcf of natural gas was $3.31, per Bbl of NGLs was $24.45 and per Boe combined was $29.45.

During the first quarter of 2021, the Company’s total revenues were $22.4 million, net income was approximately $537,000 and net loss attributable to common units was approximately $704,000, or $0.02 per common unit.

Total first quarter 2021 consolidated Adjusted EBITDA was $26.0 million (consolidated Adjusted EBITDA is a non-GAAP financial measure. Please see a reconciliation to the nearest GAAP financial measures at the end of this news release).

In the first quarter of 2021, G&A expense was $6.8 million, $4.1 million of which was Cash G&A expense, or $3.32 per Boe (Cash G&A and Cash G&A per Boe are non-GAAP financial measures.  Please see definition under Non-GAAP Financial Measures at end of this news release).  Unit-based compensation in the first quarter of 2021, which is a non-cash G&A expense, was $2.7 million or $2.18 per Boe.

In spite of further stabilization in the oil and natural gas markets and improved differentials and commodity prices, Kimbell believes that the ongoing COVID-19 outbreak and potential supply/demand imbalances in the oil and natural gas markets could have an adverse effect on Kimbell’s business, production, cash flows, financial condition and results of operations during 2021.

Kimbell Royalty Partners, LP – News Release

As of March 31, 2021, Kimbell had approximately $168.5 million in debt outstanding under its secured revolving credit facility, had net debt to first quarter 2021 trailing twelve month consolidated Adjusted EBITDA of approximately 2.2x and was in compliance with all financial covenants under its secured revolving credit facility. Kimbell had approximately $96.5 million in undrawn capacity under its secured revolving credit facility as of March 31, 2021.

As of March 31, 2021, Kimbell had outstanding 39,769,896 common units and 20,779,781 Class B units. As of May 6, 2021, Kimbell had outstanding 39,748,270 common units and 20,779,781 Class B units.

Production

First quarter 2021 average daily production was 13,721 Boe per day (6:1), composed of approximately 61% from natural gas (6:1) and approximately 39% from liquids (26% from oil and 13% from NGLs). Due to curtailments related to the freeze in February 2021, Kimbell lost approximately 1.2 days of production, or 188 Boe per day (6:1) during Q1 2021.

Operational Update

As of March 31, 2021, Kimbell’s major properties had 761 gross (2.20 net) DUCs and 669 gross (2.54 net) permitted locations on its acreage. In addition, as of March 31, 2021, Kimbell had 49 rigs actively drilling on its acreage, which represents an approximate 11.8% market share of all land rigs drilling in the continental United States as of such time.

Basin	Gross DUCs as of March 31, 2021(1)	Gross Permits as of March 31, 2021(1)	Net DUCs as of March 31, 2021(1)	Net Permits as of March 31, 2021(1)
Permian	308	258	0.68	0.74
Eagle Ford	61	73	0.45	0.56
Haynesville	65	31	0.35	0.04
Mid-Continent	102	65	0.34	0.08
Bakken	154	174	0.25	0.71
Appalachia	19	36	0.06	0.12
Rockies	52	32	0.07	0.29
Total	761	669	2.20	2.54

(1)  These figures pertain only to Kimbell's major properties and do not include possible additional DUCs and permits from Kimbell's minor properties, which generally have a net revenue interest of 0.1% or below and are time consuming to quantify but, in the estimation of Kimbell's management could add an additional 20% to Kimbell's net inventory.

Kimbell Royalty Partners, LP – News Release

Results of Detailed Portfolio Review

Kimbell completed a detailed review of its portfolio, which as of March 31, 2021, identified 10,160 gross and 68.1 net (100% NRI) total upside drilling locations, which represents an estimated 15 years of drilling inventory based on the pace of major well completions during 2019, which management believes is a more normalized level given the pandemic in 2020. These locations only include Kimbell’s major properties and do not include Kimbell’s minor properties, which generally have less than a 0.1% net revenue interest and are time consuming to quantify, but in the estimation of Kimbell’s management could add up to an additional 20% to Kimbell’s net inventory in the aggregate. This analysis was reviewed by a leading third party independent international engineering firm, Ryder Scott.

Approximately 80% of the total estimated undrilled net inventory is located the Permian, Eagle Ford and Haynesville, which have some of the best economic returns and lowest break-even costs in the U.S. In addition, Kimbell’s superior five-year average PDP decline rate of only 12% requires only an estimated 4.5 net wells each year to keep production flat.

Basin	Gross Locations as of March 31, 2021(1)	Net Locations as of March 31, 2021(1)	Avg. Gross Horizontal Wells/DSU(2)
Permian	3,017	19.20	12.0
Eagle Ford	1,846	17.28	6.9
Haynesville	1,309	17.04	5.9
Mid-Continent	1,489	6.38	6.8
Bakken	2,042	4.51	8.5
Appalachia	247	2.17	7.6
Rockies	210	1.56	10.5
Total	10,160	68.14	8.3

(1)  Locations include permits, proven undeveloped (PUD), probable, and possible (per SPE-PRMS reserve definitions based on interenal reserves database as of March 31, 2021).  In addition, these figures pertain only to Kimbell's major properties and do not include additional locations from Kimbell's minor properties, which generally have a net revenue interest of 0.1% or below and are time consuming to quantify, but in the estimation of Kimbell's management, could add an additional 20% to Kimbell's net inventory in the aggregate.

(2)  Gross horizontal wells per drilling spacing unit (“DSU”) from internal reserves database as of March 31, 2021.  DSUs vary in size.

Kimbell Royalty Partners, LP – News Release

Hedging Update

The following provides information concerning Kimbell’s hedge book as of March 31, 2021:

Fixed Price Swaps as of March 31, 2021
			Weighted Average
	Volumes		Fixed Price
	Oil	Nat Gas	Oil	Nat Gas
	BBL	MMBTU	$/BBL	$/MMBTU
2Q 2021	133,497	1,716,806	$44.60	$2.45
3Q 2021	134,964	1,735,672	$43.44	$2.41
4Q 2021	134,964	1,735,672	$44.58	$2.49
1Q 2022	132,030	1,697,940	$36.76	$2.61
2Q 2022	119,938	1,516,697	$41.77	$2.23
3Q 2022	139,196	1,759,316	$43.52	$2.44
4Q 2022	109,388	1,383,496	$46.00	$2.58
1Q 2023	91,854	1,204,308	$53.38	$2.73

Conference Call

Kimbell Royalty Partners will host a conference call and webcast today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss first quarter 2021 results. To access the call live by phone, dial 201-389-0869 and ask for the Kimbell Royalty Partners call at least 10 minutes prior to the start time. A telephonic replay will be available through May 13, 2021 by dialing 201-612-7415 and using the conference ID 13717951#. A webcast of the call will also be available live and for later replay on Kimbell’s website at http://kimbellrp.investorroom.com under the Events and Presentations tab.

Presentation

On May 6, 2021, Kimbell posted an updated investor presentation and supplemental presentation its website. The presentations may be found at http://kimbellrp.investorroom.com under the Events and Presentations tab. Information on Kimbell’s website does not constitute a portion of this news release.

About Kimbell Royalty Partners, LP

Kimbell (NYSE: KRP) is a leading oil and gas mineral and royalty company based in Fort Worth, Texas. Kimbell owns mineral and royalty interests in over 13 million gross acres in 28 states and in every major onshore basin in the continental United States, including ownership in more than 97,000 gross wells with over 41,000 wells in the Permian Basin. To learn more, visit http://www.kimbellrp.com.

Kimbell Royalty Partners, LP – News Release

Forward-Looking Statements

This news release includes forward-looking statements, in particular statements relating to Kimbell’s financial, operating and production results and prospects for growth, drilling inventory, growth potential, identified locations and all other estimates and predictions resulting from Kimbell’s portfolio review, the tax treatment of Kimbell's distributions, future natural gas and other commodity prices, changes to supply and demand for oil, natural gas and NGLs and the recent COVID-19 outbreak and its impacts on Kimbell and on the oil and gas industry. These and other forward-looking statements involve risks and uncertainties, including risks that the anticipated benefits of acquisitions are not realized, risks relating to the COVID-19 outbreak, and uncertainties relating to Kimbell’s business, prospects for growth and acquisitions and the securities markets generally, as well as risks inherent in oil and natural gas drilling and production activities, including risks with respect to low or declining prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause operators to delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow, risks related to the impact of COVID-19 on the global economy and Kimbell’s business, risks relating to the impairment of oil and natural gas properties, risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and natural gas prices, risks relating to Kimbell’s ability to meet financial covenants under its credit agreement or its ability to obtain amendments or waivers to effect such compliance, risks relating to Kimbell’s hedging activities, risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations, risks relating to delays in receipt of drilling permits, risks relating to unexpected adverse developments in the status of properties, risks relating to borrowing base redeterminations by Kimbell’s lenders, risks relating to the absence or delay in receipt of government approvals or third-party consents, risks relating to acquisitions, dispositions and drop downs of assets, risks relating to Kimbell's ability to realize the anticipated benefits from and to integrate acquired assets, including the Springbok assets, risks relating to tax matters, and other risks described in Kimbell's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”), available at the SEC's website at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as required by law, Kimbell undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Kimbell's filings with the SEC.

Contact:

Rick Black

Dennard Lascar Investor Relations

krp@dennardlascar.com

(713) 529-6600

– Financial statements follow –

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Condensed Consolidated Balance Sheet

(Unaudited, in thousands)

March 31,
2021
Assets:
Current assets
Cash and cash equivalents	$8,124
Oil, natural gas and NGL receivables	24,768
Accounts receivable and other current assets	1,558
Total current assets	34,450
Property and equipment, net	2,112
Investment in affiliate (equity method)	5,048
Oil and natural gas properties
Oil and natural gas properties (full cost method)	1,149,588
Less: accumulated depreciation, depletion and impairment	(635,786)
Total oil and natural gas properties, net	513,802
Right-of-use assets, net	3,071
Derivative assets	697
Loan origination costs, net	4,800
Total assets	$563,980
Liabilities, mezzanine equity and unitholders' equity:
Current liabilities
Accounts payable	$1,043
Other current liabilities	3,673
Derivative liabilities	11,112
Total current liabilities	15,828
Operating lease liabilities, excluding current portion	2,797
Derivative liabilities	8,540
Long-term debt	168,534
Total liabilities	195,699
Commitments and contingencies
Mezzanine equity:
Series A preferred units	43,282
Unitholders' equity:
Common units	251,263
Class B units	1,039
Total unitholders' equity	252,302
Noncontrolling interest	72,697
Total equity	324,999
Total liabilities, mezzanine equity and unitholders' equity	$563,980

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per-unit data and unit counts)

	Three Months Ended	Three Months Ended
	March 31, 2021	March 31, 2020
Revenue
Oil, natural gas and NGL revenues	$36,369	$25,585
Lease bonus and other income	186	229
(Loss) gain on commodity derivative instruments, net	(14,136)	10,133
Total revenues	22,419	35,947
Costs and expenses
Production and ad valorem taxes	2,432	1,622
Depreciation and depletion expense	7,911	13,271
Impairment of oil and natural gas properties	—	70,925
Marketing and other deductions	3,295	2,131
General and administrative expenses	6,797	6,524
Total costs and expenses	20,435	94,473
Operating income (loss)	1,984	(58,526)
Other income (expense)
Equity income in affiliate	185	163
Interest expense	(2,095)	(1,421)
Other income	463	—
Net income (loss) before income taxes	537	(59,784)
Provision for income taxes	—	—
Net income (loss)	537	(59,784)
Distribution and accretion on Series A preferred units	(1,578)	(3,077)
Net loss attributable to noncontrolling interests	358	23,585
Distributions on Class B units	(21)	(25)
Net loss attributable to common units	$(704)	$(39,301)

Basic	$(0.02)	$(1.29)
Diluted	$(0.02)	$(1.29)
Weighted average number of common units outstanding
Basic	37,693,469	30,528,819
Diluted	37,693,469	30,528,819

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP
Supplemental Schedules

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA and Cash G&A are used as a supplemental non-GAAP financial measures by management and external users of Kimbell’s financial statements, such as industry analysts, investors, lenders and rating agencies.  Kimbell believes Adjusted EBITDA is useful because it allows us to more effectively evaluate Kimbell’s operating performance and compare the results of Kimbell’s operations period to period without regard to its financing methods or capital structure.  In addition, management uses Adjusted EBITDA to evaluate cash flow available to pay distributions to Kimbell’s unitholders.  Kimbell defines Adjusted EBITDA as net income (loss) before interest expense, non-cash unit-based compensation, unrealized gains and losses on derivative instruments, cash distributions from affiliate, equity income from affiliates, impairment of oil and natural gas properties, income taxes and depreciation and depletion expense, and adjusted for distributions from equity investments.  Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.  Kimbell excludes the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within Kimbell’s industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.  Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of Adjusted EBITDA.  Adjusted EBITDA should not be considered an alternative to net income, oil, natural gas and natural gas liquids revenues, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Kimbell’s computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  Kimbell expects that cash available for distribution for each quarter will generally equal its Adjusted EBITDA for the quarter, less cash needed for debt service and other contractual obligations, tax obligations, and fixed charges and reserves for future operating or capital needs that the Board of Directors may determine is appropriate.

Kimbell believes Cash G&A and Cash G&A per Boe are useful metrics because they isolate cash costs within overall G&A expense and measure cash costs relative to overall production, which is a widely utilized metric to evaluate operational performance within the energy sector. Cash G&A is defined as general and administrative expenses less unit-based compensation expense. Cash G&A per Boe is defined as Cash G&A divided by total production for a period. Cash G&A should not be considered an alternative to G&A expense presented in accordance with GAAP. Kimbell’s computations of Cash G&A and Cash G&A per Boe may not be comparable to other similarly titled measures of other companies.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands)

	Three Months Ended	Three Months Ended
	March 31, 2021	March 31, 2020
Reconciliation of net cash provided by operating activities to Adjusted EBITDA
Net cash provided by operating activities	$15,481	$20,788
Interest expense	2,095	1,421
Provision for income taxes	—	—
Impairment of oil and natural gas properties	—	(70,925)
Amortization of right-of-use assets	(72)	(67)
Amortization of loan origination costs	(371)	(266)
Equity income in affiliate	185	163
Unit-based compensation	(2,692)	(2,107)
(Loss) gain on derivative instruments, net of settlements	(12,674)	8,979
Changes in operating assets and liabilities:
Oil, natural gas and NGL revenues receivable	7,215	(4,913)
Accounts receivable and other current assets	584	509
Accounts payable	(154)	450
Other current liabilities	1,092	809
Operating lease liabilities	71	67
Consolidated EBITDA	$10,760	$(45,092)
Add:
Impairment of oil and natural gas properties	—	70,925
Unit-based compensation	2,692	2,107
Loss (gain) on commodity derivative instruments, net of settlements	12,674	(8,979)
Cash distribution from affiliate	55	18
Equity income in affiliate	(185)	(163)
Consolidated Adjusted EBITDA	$25,996	$18,816
Adjusted EBITDA attributable to noncontrolling interest	(8,921)	(7,059)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$17,075	$11,757

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands, except for per-unit data and unit counts)

Three Months Ended
March 31, 2021
Net income	$537
Depreciation and depletion expense	7,911
Interest expense	2,095
Provision for income taxes	—
Cash distribution from affiliate	217
Consolidated EBITDA	$10,760
Unit-based compensation	2,692
Loss on derivative instruments, net of settlements	12,674
Cash distribution from affiliate	55
Equity income in affiliate	(185)
Consolidated Adjusted EBITDA	$25,996
Adjusted EBITDA attributable to noncontrolling interest	(8,921)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$17,075

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Cash interest expense	1,099
Cash distributions on Series A preferred units	632
Restricted units repurchased for tax withholding	607
Distributions on Class B units	21
Cash available for distribution on common units	$14,716

Common units outstanding on March 31, 2021	39,769,896

Cash available for distribution per common unit outstanding	$0.37

Common units outstanding on May 3, 2021 Record Date	39,748,270

First quarter 2021 distribution declared (1)	$0.27

(1)  The difference between the declared distribution and the cash available for distribution is primarily attributable to Kimbell allocating 25% of cash available for distribution to pay outstanding borrowings under its revolving credit facility.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands, except for per-unit data and unit counts)

Three Months Ended
March 31, 2020
Net loss	$(59,784)
Depreciation and depletion expense	13,271
Interest expense	1,421
Consolidated EBITDA	$(45,092)
Impairment of oil and natural gas properties	70,925
Unit-based compensation	2,107
Gain on commodity derivative instruments, net of settlements	(8,979)
Cash distribution from affiliate	18
Equity income in affiliate	(163)
Consolidated Adjusted EBITDA	$18,816
Adjusted EBITDA attributable to noncontrolling interest	(7,059)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$11,757
Adjustments to reconcile Adjusted EBITDA to cash available
for distribution
Cash interest expense	704
Cash distributions on Series A preferred units	1,203
Distributions on Class B units	25
Cash available for distribution on common units	$9,825
Common units outstanding on March 31, 2020	34,378,849
Cash available for distribution per common unit outstanding	$0.29
Common units outstanding on May 4, 2020 Record Date	36,602,811
First quarter 2020 distribution declared (1)	$0.17

(1)  The difference between the declared distribution and the cash available for distribution is primarily attributable to Kimbell allocating 50% of cash available for distribution to pay outstanding borrowings under its credit facility.  Additionally, Kimbell utilized cash flows received from the Springbok acquisition after the effective date of October 1, 2019,  but prior to the closing date of April 17, 2020 to pay outstanding borrowings under its credit facility.  Revenues, production and other financial and operating results from the Springbok acquisition will be reflected in Kimbell's condensed consolidated financial statements from April 17, 2020 onward.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP
Supplemental Schedules
(Unaudited, in thousands)

	Three Months Ended
	March 31, 2021
Net income	$537
Depreciation and depletion expense	7,911
Interest expense	2,095
Provision for income taxes	—
Cash distribution from affiliate	217
Consolidated EBITDA	$10,760
Unit-based compensation	2,692
Loss on derivative instruments, net of settlements	12,674
Cash distribution from affiliate	55
Equity income in affiliate	(185)
Consolidated Adjusted EBITDA	$25,996
Q2 2020 - Q4 2020 Consolidated Adjusted EBITDA (1)	47,356
Trailing Twelve Month Consolidated Adjusted EBITDA	$73,352
Long-term debt (as of 3/31/21)	168,534
Cash and cash equivalents (as of 3/31/21)	(8,124)
Net debt (as of 3/31/21)	$160,410
Net Debt to Trailing Twelve Month Consolidated Adjusted EBITDA	2.2	x

(1)  Consolidated Adjusted EBITDA for each of the quarters ended June 30, 2020, September 30, 2020 and December 31, 2020 was previously reported in a news release relating to the applicable quarter, and the reconciliation of net loss to consolidated Adjusted EBITDA for each quarter is included in the applicable news release.  This also includes the pro forma results from the Springbok acquisition that closed in April 2020 in accordance with the credit agreement.